                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS


                                                                     YEAR ENDED DECEMBER 31
                                       --------------------------------------------------------------------------------------
                                                          1998                                    1997
                                       -----------------------------------    ----------------------------------------------
                                                     WEIGHTED AVG.   PER                        WEIGHTED AVG.        PER
                                          INCOME        SHARES      SHARE        INCOME            SHARES          SHARE
                                       (NUMERATOR)   (DENOMINATOR)  AMOUNT     (NUMERATOR)     (DENOMINATOR)       AMOUNT
                                       -----------   -------------  ------     -----------     -------------       ------
Income from continuing operations        $3,923,000                             $3,205,000
Less: Preferred stock
    dividends ...................            --                                     --
Net Income Per Share - Basic:
Income available to common
    shareholders ................        $3,923,000    8,119,839      $.48      $3,205,000      8,100,055          $.40
Effect of Dilutive Securities:
Options granted to employees ....                        349,902                                  274,436
Options granted to nonemployee
    directors ...................                         40,024                                   35,386
Net Income Per Share - Diluted:
Income available to common
    shareholders plus assumed
    conversions .................        $3,923,000    8,509,765      $.46      $3,205,000      8,409,877          $.38


                                             YEAR ENDED DECEMBER 31
                                       ---------------------------------------------
                                                            1996
                                          ------------------------------------------
                                                           WEIGHTED AVG.      PER
                                              INCOME         SHARES          SHARE
                                           (NUMERATOR)    (DENOMINATOR)      AMOUNT
                                           -----------    -------------      ------
Income from continuing operations          $3,056,000
Less: Preferred stock
     dividends....................            (12,000)
Net Income Per Share - Basic:
Income available to common
    shareholders ................          $3,044,000      8,096,961          $.38
Effect of Dilutive Securities:
Options granted to employees ....                             84,783
Options granted to nonemployee
    directors ...................                             16,312
Net Income Per Share - Diluted:
Income available to common
    shareholders plus assumed
    conversions .................          $3,044,000      8,198,056          $.37




                                      71